Exhibit 99.1

Alternus Clean Energy Completes Acquisition of LiiON, a Leading US-Based Provider of Advanced Energy Storage Solutions

LiiON brings major clients like Amazon, Walmart, and NASA

Completed acquisition is a significant step in Alternus’ transition to become a more comprehensive clean energy provider

New York, NY, December 12, 2024 – Alternus Clean Energy, Inc. (“Alternus”, Nasdaq: ALCE), a global provider of international renewable energy solutions, announces today it has completed the acquisition of LiiON, LLC (“LiiON”) through an asset purchase agreement, entered into with one of Alternus’ US subsidiaries. LiiON is a U.S.-based leader in advanced energy storage solutions. The company was founded in 2009 by a team of senior power quality experts with extensive backgrounds in engineering, marketing, and sales of energy storage technologies and services, having worked with some of the top battery companies in the industry.

Alternus will pay $5 million through a mix of debt and equity- under the asset purchase agreement, acquiring LiiON’s customer contracts, service agreements, and partnerships. LiiON will also exclusively license its intellectual property to Alternus as applicable. The total consideration sees Alternus issuing a $2 million non-convertible loan note payable over three years, and 250,000 shares of common stock, reflecting an underlying share price of $12.00 per share. The acquisition immediately improves Alternus’ shareholder equity by approximately $3 million.

The completion of the LiiON acquisition is a critical step for Alternus as it pursues its strategy to become a more comprehensive energy provider. Beyond the ongoing revenues generated by LiiON, the company’s state-of-the-art battery technologies and engineering capabilities will enhance Alternus’ market reach and customer offerings, enabling clients to achieve greater energy reliability, efficiency, and sustainability from their owned assets.

LiiON also brings a roster of blue-chip clients, including Amazon, Walmart, and NASA. Alternus plans to build on these relationships to drive growth in its new microgrid market segment and establish a dedicated Battery Energy Storage Systems (BESS) division to expand its utility storage pipeline. LiiON’s existing revenues will be integrated into Alternus’ BESS division.

Alternus plans to closely integrate LiiON’s technical capabilities with its pending joint venture with Hover Energy, LLC. The joint venture will strategically combine Hover Energy’s patented microgrid portfolio, which includes wind generators and energy control systems, with Alternus’ expertise in solar energy, project finance, development, and now storage. Installed on the rooftops of buildings, Hover’s Wind-Powered-Microgrid™ provides 24-hour, on-site, “behind the meter” power. The JV entity will also enjoy access to key LiiON customers to address their growing need for energy.

Vincent Browne, CEO of Alternus, stated, “Completing this acquisition is a significant step forward for Alternus as we execute our strategy to become a comprehensive energy provider, encompassing utility-scale solar, clean energy microgrids, and other clean technologies. This acquisition is immediately accretive to shareholder equity, adds sustainable revenue streams, and introduces a roster of blue-chip customers, positioning Alternus for renewed growth and long-term success. It is also the perfect complement to our microgrid segment as we focus on addressing the energy challenges created by increased power demand from data centers and corporates that make up most of LiiON’s existing customers.”

Gary Gray, CEO of LiiON, LLC, commented, “We are very excited to join the Alternus team and to growing our business further as part of a larger group. Whether in utility-scale solar or distributed energy resources like microgrids, the energy storage market is a key enabler of the clean energy transition. LiiON’s systems are designed to deliver reliability and performance in even the most demanding environments. We’re thrilled to join Alternus and contribute to what is set to be an incredible journey of growth and innovation.”

About Alternus Clean Energy, Inc.:

Alternus is a transatlantic clean energy independent power producer. Headquartered in the United States, we currently develop, install, own, and operate utility scale solar parks in North America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within five years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony. For more information, please visit https://alternusce.com/.

About LiiON, LLC:

LiiON, LLC is addressing the $3 billion renewable and stored energy markets by delivering proprietary lithium stored energy solutions into applications for the data center, telecom, cable, and solar/wind enterprise markets. By developing the best chemistry for each application and market segment — with designs that are safe, cost-effective and modular —LiiON’s advanced, patented and patent-pending platform is engineered to work with existing equipment, controls and monitoring systems to ensure power quality uptime and protection. Established in 2009, LiiON was founded by a group of senior power quality experts with an extensive background in sales, engineering and marketing. Leveraging its knowledge and relationships, the team has designed and built solutions that have been tested and endorsed by key OEM customers in the global power quality and standby power markets. For more info, please visit http://www.liionllc.com.

Forward-Looking Statements

Certain information contained in this release, including any information on the Company’s plans or future financial or operating performance and other statements that express the Company’s management’s expectations or estimates of future performance, constitute forward-looking statements. When used in this notice, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Such statements are based on a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the Company. The Company cautions that such forward-looking statements involve known and unknown risks and other factors that may cause the actual financial results, performance or achievements of the Company to differ materially from the Company’s estimated future results, performance or achievements expressed or implied by the forward-looking statements. These statements should not be relied upon as representing Alternus’ assessments of any date after the date of this release. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Media Contact: ir@alternusenergy.com